Exhibit 10.1

                              [GASTAR LETTERHEAD]


                                  July 5, 2007

Jeffrey C. Pettit
4215 Spring Palms Court
Kingwood, TX  77345

RE:   Offer of Employment

Dear Jeff:

Per our discussions, this letter shall serve as an offer of employment from Gastar Exploration Texas, L.P. ("GET," a wholly-owned subsidiary of Gastar Exploration, Ltd. "Gastar"). Your employment will be full-time and you will dedicate your best efforts to your employment.

Effective Date:   August 21, 2007

Title:            Vice President & Chief Operating Officer

Base Salary:      $285,000 per year.

Bonus: You will be eligible for inclusion in a discretionary Annual Bonus program for GET employees in any year that such general bonuses are paid. For calendar year 2007, you will receive a guaranteed bonus equal to 20% of your base annual salary (pro-rated for the time period between the Effective Date and December 31, 2007).

Option Position:  Subject to the approval of Gastar's Board of
                  Directors, you will receive 112,500 restricted common shares of Gastar valued on the Effective Date or the first date thereafter that such a grant and resolution may be approved by the Gastar Board of Directors. The initial restricted shares will vest 33% each year starting with year two through year four. You will be eligible for additional grants on a subjective basis as a part of an annual compensation and performance review. This benefit is governed by a separate agreement, which shall control.



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Vacation:         You will receive four weeks paid  vacation  (pro-rated
                  for the Effective Date) during calendar 2007 and four weeks paid vacation annually thereafter. If your employment is terminated for cause, you will forfeit any unused vacation for the then-current calendar
                  year.  If  your   employment  is  terminated   without
                  cause, you will be paid any unused vacation for the then-current year.

Expense Account:  GET shall reimburse you for ordinary and reasonable business expenses incurred in the performance of your responsibilities as Vice President - Chief Operating Officer as per the terms of existing policies. All expenses will be submitted to the undersigned and will be paid upon approval of the undersigned.

Medical Coverage: You will be eligible for participation in the medical and dental insurance programs offered to GET employees, subject to the eligibility and participation provisions of such programs. As with all employee benefits, your employer reserves the right in its discretion to add to, delete from or otherwise modify its compensation and benefit programs.

Termination:      You or GET may terminate your  employment at any time,
                  with  or  without   cause.   If  your   employment  is
                  terminated by GET for cause,  you will not be eligible
                  for  severance  or  other   compensation   except  for
                  accrued annual salary to the date of termination. If your employment is terminated for cause, you also will not be eligible to receive any options for the purchase of Gastar common stock or restricted Gastar common shares.

                  If your employment is terminated by GET without cause during the first two years of employment, you will receive one (1.0) times your annual salary in severance payments, plus vested options or restricted shares initially granted herein or granted prior to termination. If your employment is terminated by GET without cause after the second year of employment you will receive one and one-half (1.5) times your annual salary plus options or restricted shares vested prior to the date of termination. Any severance or other compensation will be paid over the period equal to the compensation amount, i.e. 1.0 times Annual Salary would be paid over twelve months.


                  "Cause" means any of the following: (1) willful disobedience of reasonable and ethical directives of the Company; (2) conviction of a felony or a crime involving moral turpitude;
                  (3) actions in competition with the Company or in aid of a competitor; (4) misconduct or material neglect of your duties;



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Disability:       If you  become  disabled,  and are  unable,  in  GET's
                  opinion, to perform all duties of your job, and that condition exists for more than ninety (90) days, your employment shall be considered terminated, with any
                  severance   payments   to  be  made   solely   at  the
                  discretion of GET, which shall also have the right, not to pay any severance. This disability statement will not apply if employee is injured on the job or while performing job duties for company including travel for company.

Confidentiality:  As a condition of your continued employment, you must sign the attached Employee Technology Agreement.

Resolution
of Disputes:      If any disputes  between you and the Company cannot be
                  resolved  amicably,  such dispute  (including  but not
                  limited to any disputes  relating to your  employment,
                  termination  of your  employment or any claim alleging
                  employment  discrimination),   shall  be  resolved  by
                  binding  arbitration.  Such arbitration  shall be held
                  before a single  arbitrator in Harris  County,  Texas,
                  and   conducted   under  the  Rules  of  the  American
                  Arbitration   Association.   The   decision   of   the
                  arbitrator shall be final and binding. Any claim for arbitration must be filed in writing within one-year of the event(s) giving rise to the dispute.

Assignment and
Termination of
Agreement:        This   agreement   may  be  assigned  by  GET  to  any
                  affiliated company including Gastar. This agreement may be terminated by either party prior to the Effective Date.

Please sign below to indicate your confirmation of these employment terms.


Sincerely,

/s/  J. RUSSELL PORTER

J. Russell Porter
Authorized Officer
Gastar Exploration Texas, L.P.

cc:   Michael Gerlich


AGREED TO AND ACCEPTED
This 5th day of July, 2007.

/s/ JEFFERY C. PETTIT
------------------------------
Jeffrey C. Pettit


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                          EMPLOYEE TECHNOLOGY AGREEMENT

Employee: Jeffrey C. Pettit Company: Gastar Exploration Texas, L.P.
Date: 07/05/07


I understand and agree that the Company has made significant and extensive investments in time, materials, and money to develop confidential and proprietary information and trade secrets which provide the Company with a business advantage. In consideration for my continued employment in any capacity with the Company, and as consideration for the salary and benefits paid for my services during my employment, I agree as follows:

1. Confidential Information. Except as required by my work for the Company, during and after my employment with the Company, I agree to not use or disclose to others any of the Company's confidential and proprietary information including, but not limited to, production methods and processes, financial data, geological data, geophysical data, leasehold data, customer information (including names, needs, and contacts), computer data and software, work-in-process, research-and-development, vendors, and technological developments.

2. Materials Developed for Company. I agree that all original materials developed by me, alone or in concert with others, either on Company time, through the use of Company materials, or relating to the Company's business (including, but not limited to, computer programs, listings, design specifications, flow charts and documentation), are works made for hire under the United States Copyright Laws and are the sole and exclusive property of Company. I further agree that this Agreement operates as an irrevocable assignment to Company by me of all rights related to the copyrights in the developed materials.

3. Removal or Duplication of Company Property. Except as required by my work for the Company, I agree that I will not remove any Company property from the Company's premises or duplicate any of the Company's property, whether by photocopy, computer, photograph, videotape, audio tape, or otherwise.

4. Return of Materials upon Termination. Upon termination of employment with the Company, I agree to immediately return to the Company all of the Company's property including, but not limited to, keys, access cards, identification badges, manuals, files, tools, blueprints, financial documents, records of any kind, computers, computer disks, files and printouts, and any other materials or property of the Company.

5. Scope of this Agreement; Changes. I understand that this Agreement replaces all prior agreements or understandings, oral or written, covering the subject matter of this Agreement.

I also understand that this Agreement may only be changed in a writing signed by me and the President of the Company. This Agreement applies to and benefits not only to the Company, but also to any companies affiliated with, or successor to, the Company.

GASTAR EXPLORATION TEXAS, L.P.      JEFFREY C. PETTIT

By:  /s/  J. RUSSELL PORTER         /s/ JEFFERY C. PETTIT
     ------------------------------ ------------------------------
     J. Russell Porter
     Its Authorized Officer